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                                                            EXHIBIT (21)


                   SUBSIDIARIES OF CORDANT TECHNOLOGIES INC.


     The following is a list of operating subsidiary corporations of the Company as of December 31, 1999. Certain subsidiaries not considered significant have been omitted.

                                                       State or Other
                                                        Jurisdiction
Subsidiary                                            of Incorporation
----------                                            ----------------

Huck International, Inc.                                Delaware

Huck S.A.                                               France

Huck International Ltd.                                 United Kingdom

Komatsu - Howmet Ltd.                                   Delaware

Howmet International Inc.                               Delaware/1/

Howmet Corporation                                      Delaware/2/

Howmet Aluminum Castings, Ltd. (Canada)                 Canada/2/

Howmet Aluminum Castings (U.S.A.)                       Delaware/2/

Howmet Ltd.                                             United Kingdom/2/

Howmet S.A.                                             France/2/

Howmet TMP Corporation                                  Ohio/2/

Continental/Midland, Inc.                               Delaware/2/

(1) The Company owns approximately 84.6% of the outstanding shares of Common Stock of Howmet International, Inc.
(2)  Direct or indirect subsidiary of Howmet International, Inc.
(3) Currently 81% owned by Howmet Corporation; 19% owned by Komatsu K.K. On December 20, 1999, Howmet announced that it intends to exercise its option to acquire Komatsu's remaining interest; the acquisition is expected to be completed in April 2000.